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                                                                    Exhibit 99.2

                              Conference Call Notes
                               First Quarter 2002

Thank you, Jamie, and good morning everyone. I want to thank you for joining us this morning to review our results for the first quarter of fiscal 2002. I am pleased to be joined today by Steve Hare, our executive vice president and chief financial officer, who joined us on September 24. After my introductory remarks, Steve will review with you the financial results in more detail. Both Steve and I will be available to answer any questions that you may have at the conclusion of our remarks.

Before we get into the review, let me deal with the customary Safe Harbor statements. Please note that certain of our comments here represent "forward looking statements" and are subject to certain risks and uncertainties that may cause actual results to differ materially. Those risks and uncertainties are set forth in our press release and included in a Form 8-K, which will be filed shortly with the SEC and to which you should refer for additional details.

As I did last time, I am going to narrow the focus of my comments a bit - so that we can do more than just a broad overview of the business. I did this last time with our content management business and strategy. This time, I am going to talk in greater detail about our special interest magazine division.

Having established that emphasis, let me begin with an overview of the topics Steve and I will cover:

     1.   Overview of current market conditions impacting our businesses

     2.   Detailed review of our special interest magazine division

     3.   Walk you through our profit improvement programs

     4.   Financial review of our first fiscal quarter

     5.   Outlook for our second quarter and beyond


Overview of Current Market Conditions impacting our Businesses:

 .    Market conditions are, in a word, challenging.

 .    As everyone is aware, the overall slowdown in the general economy is impacting virtually all businesses - ours is not exempt from those forces

 .    The tragic events of September 11 have resulted in further declines in advertising spending which directly impacts our special interest magazine division. In addition, this division, which has two plants less than 90 minutes from Manhattan, was impacted by September 11th-related project delays and cancellations from its largely New York-based customers. As a result, this business suffered a

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     9% decline in revenue for the quarter.

 .    Our STM journals division, which has remained largely immune from the economic downturn, experienced a delay in some projects from customers, again due to heavy concentrations of publishers in the New York and Washington DC areas. Revenues in this business were flat year over year.

 .    Our specialty packaging business actually posted a 5% increase in revenue year over year, as it has focused on expanding its product mix into pharmaceuticals and other markets less economically cyclical. However, as highlighted by announcements from our competitors in this niche, market conditions in specialty packaging remain difficult.

 .    In spite of these challenging conditions, three of our four divisions were at or above their business plans for the quarter. We are gratified by that performance, which we believe validates the more market-focused approach we have been taking.

                Review of our Special Interest Magazine Division

 .    I want to take the time this morning to talk in greater detail about our special interest magazine division. This division, as I indicated, was well off plan and well below their prior year. This shortfall accounts for all of our shortfall to plan this quarter and the bulk of our year over year decline.

 .    A large portion of the shortfall is simply the impact of the economy -
     lower advertising pages, lower revenues, more capacity. There isn't a lot that Cadmus alone can do about the overall economy. However, a portion relates to our competitive position and our overall efficiencies - and there is a lot that we can do and have done about that.

 .    We do have a strong competitive position -- and we are making it stronger.
     We have three facilities uniquely well positioned geographically to meet the needs of New York and Washington-based special interest magazine publishers - a huge advantage particularly when it comes to weeklies and distribution-intensive monthlies.

 .    Our goal is to have the two most versatile and best equipped special interest magazine plants on the East Coast, Easton and Byrd Press. In the last 180 days, we've made a lot of progress toward that goal. Some specifics:

     . We have consolidated our two Richmond facilities - permitting us to reduce our cost structure while re-equipping our Byrd Press plant. At that plant, we have removed obsolete equipment, added much needed 8-unit capacity, and significantly expanded our front-end capabilities and capacity;

     . We have established two "pre media" centers - one in Richmond and one in Easton - to permit us to offer sophisticated ad and content management services to our customers;

     . We have standardized our direct to plate devices at all three magazine plants - which lets us output plates from either of our pre-media centers to any one of our three plants . . . or, in fact, to

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          any plant within Cadmus;

     .    We have more closely connected our Easton and East Stroudsburg plants
          - permitting us to significantly reduce our cost structure and more effectively manage volume and capacity across those two plants.

 .    As a result of those four major initiatives, we have eliminated approximately 200 positions and reduced our cost structure quite dramatically. At the same time, we have enhanced the capabilities of all three plants and of our entire special interest magazine division.

 .    So, what does all this mean? When will all of this action translate into better results? That, I think, is the encouraging news. We are seeing that this combination of enhanced capabilities and lower cost structure has translated into much improved new business success. In the past 45 days, we have landed several new multi-title packages worth in excess of $10MM annually. And, new business activity in that division remains strong.

 .    We will not see a complete recovery to pre-economic slowdown levels for another quarter or two. However, we are encouraged that the actions we have taken have translated so quickly into new business success, market share gains, and, we believe, improved operating performance in the 2nd quarter and beyond.

                    Review of our Profit Improvement Programs

 .    We obviously have been working aggressively to deliver our business plan in our special interest magazine division. In our other divisions, while market conditions may be better, but we know they are far from robust.

 .    As a hedge against continued demand softness or pricing pressures, we are continuing to focus on additional profit improvement programs for FY 2002 to further strengthen the company in both the short and long term.

 .    We are accomplishing this through a continued combination of cost reductions and strategic investment initiatives. I want to highlight just some of these.

 .    On the cost side, we are reducing overhead expenses significantly, by:

     .    Reducing staffing levels to match current demand,
     . Consolidating facilities - such as the combination of our Tapsco and Science Press facilities, which was completed in the 1st quarter. The Tapsco facility is now for sale and we have received an offer for that property,
     . More closely reflecting the performance of the business in merit increases and other compensation driven items, like our 401K plan,
     . Adjusting benefit levels to more closely reflect the current economic conditions, and
     .    Implementing travel cost saving.

 .    In addition, we are improving overall operational efficiencies, by:

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     .    Standardizing maintenance contracts, shipping practices, courier routes, etc. on a company-wide basis,
     . Implementing additional procurement programs to reduce costs of maintenance, supplies and logistics across the company,
     . Continuing to expand our very successful initiative to take content management to offshore facilities, adding both more capacity and more capabilities offshore, and
     . Adding a highly efficient "zero make ready" press to our book and directory division - not only adding much needed capacity there but also replacing an older and significantly less efficient press.

 .    Finally, we are continuing to pay down debt and lowering our overall interest expense - through several initiatives:

     .    As Steve will discuss, we paid down another $10MM in debt this quarter
          - right on our plan,

     . Working to sell closed facilities and idled equipment - such as the Tapsco facility I discussed earlier. Proceeds from these sales will be used to further reduce debt, and

     . Entering into swap contracts to further benefit from lower prevailing interest rates. In September we swapped $35 million of 9.75% fixed debt to take advantage of lower floating rates.

 .    We have said that Cadmus is a unique combination of scale and market focus.
     We believe that the relative revenue stability we have seen indicates the power of this market-focused approach in a "demand-challenged" environment. At the same time, these profit improvement actions should show that we can bring our scale to bear to reduce costs and improve operating efficiencies.

 .    We have by no means thrown in the towel on this year at all. In fact, we are optimistic that this top and bottom line focus will permit us to achieve the sequential improvement in operating performance that we had planned for this year.

With that overview, I will now turn the call over to Steve Hare to review the financial performance of our first quarter and to review the outlook for our business.

Steve,

Thank you Bruce and good morning everyone. Our complete earnings release is available this morning with a full balance sheet and income statement. Our 10-Q will be filed on approximately November 12. Today, I would like to highlight a few key results for you.


                  Financial review of our first fiscal quarter

 .    Revenue for Q1 fiscal 2002 was $113MM versus comparable/recurring revenue of $117MM last year, a decline of 3%. Last year's results exclude divested and closed operations.

 .    Operating income was $5.9 MM versus $10.5 MM last year on a comparable basis. Lower profitability reflects the decline in sales caused by less volume and competitive price pressures across the business.

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 .    EPS was $0.06 versus $0.30 (excluding restructuring and other charges last year) and trending versus $0.11 in Q4 of fiscal 2001. We are clearly disappointed in our bottom line results. But given the difficult economic environment in general, and specific market weakness facing our industry, we are hopeful that the worst is behind us.

 .    Cash flow remained positive for us in Q1: EBITDA was $12.1MM with CAPEX of
     $2.3MM. CAPEX is under tight control, and down 28% versus last year. We applied cash flow from operations to further reduce debt by $10MM during Q1. Lower debt balances and rates combined to reduce interest expense to $4.4MM, down 15% from last year.

Let me now share a little context for our outlook


                    Outlook for our second quarter and beyond

 .    As Bruce suggested, the short term outlook for our industry is uncertain at best. Our management team focus will be to drive profit improvement initiatives across our business, strengthen our competitive position, so that we will benefit as the economy improves, and get back on a stable growth track for our investors.

 .    Cash flow from operations will continue to be used to reduce our leverage.

 .    Overall, with a number of cost reduction programs underway, we remain optimistic that we will still be able to demonstrate sequential improvement in our quarterly results this fiscal year.

One last thing I'd like to mention. SFAS 142, the new accounting standard on goodwill. We elected not to be an early adopter of the new accounting standard on goodwill. We will adopt the standard at the start of our next fiscal year, July 1, 2002. If we had adopted the standard this quarter, the impact of not amortizing goodwill would have resulted in first quarter reported earnings of $0.20 per share.

Bruce, that is my update on the first quarter and the context for our outlook. I'll now turn the call back to you for wrap-up. Bruce,


Thank you for that report Steve.


                                   Conclusion

As we have highlighted today, we are confident that we are taking the right actions to better position the company to operate in today's uncertain economic environment. We are encouraged by recent new business wins and overall plant volumes in our second quarter. We expect to continue to reduce our debt levels and to benefit from our profit improvement actions. As a result, we think we will gain share during these challenging market conditions and be better positioned when the economic recovery occurs.

Jamie, we are now ready for questions

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After questions - conclusion.

I'd like to thank all of you for joining us for today's call. As we have indicated, our focus is, and will remain, to grow the business, improve our financial results and to strengthen the fundamentals of the company during this weaker than expected economic period. We believe our business is on the right track and look forward to reporting to you on our progress during the remainder of fiscal 2002.